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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

         Reilly                     John                              D.
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        (Last)                      (First)                        (Middle)

                      5335 Wisconsin Avenue NW, Suite 440
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                                   (Street)

  Washington,                         DC                           20015-2034
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  The WMF Group, Ltd. (WMFG)
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person (Voluntary)
                                                                    ------------

4.  Statement for Month/Year         December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director        Officer                 10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
    ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Rerminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
                                                                          (Over)
                                                                 SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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Options to purchase                    $5.75               12/31/99          A       V                5,000
common stock
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr.
                                                                                            (Instr. 4)        4)
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                               7/31/00   12/31/09   Common      5,000             (1)         5,000             D
                                                    Stock
                                                    par value
                                                    $.01 per
                                                    share
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Explanation of Responses:

          /s/ John D. Reilly               January 10, 2000
          -------------------------------  -----------------
          **Signature of Reporting Person        Date
          John D. Reilly

(1) Options awarded on December 31, 1999 as compensation for Mr. Reilly's service as a director of the Company, which vest on July 31, 2000.
Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient,
** Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
    see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (7-96)